Exhibit 3.2

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “AMERICAN GENE ENGINEER CORP.”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF FEBRUARY, A.D. 2014, AT 7:59 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:00 PM 02/21/2014
FILED 07:59 PM 02/21/2014 SRV 140220119 - 4899275 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

AMERICAN GENE ENGINEER CORP.

American Gene Engineer Corp., a corporation organized and existing under the laws of the State of Delaware (the “Company”) hereby certifies that:

A.	The name of the Company is American Gene Engineer Corp. The Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 15, 2010.

B.
This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

C.	The text of the Certificate of Incorporation is amended and restated to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, American Gene Engineer Corp. has caused this Amended and Restated Certificate of Incorporation to be signed by Ming Lin, a duly authorized officer of the Company, on February 19, 2014.

EXHIBIT A

ARTICLE I

The name of the corporation is American Gene Engineer Corp. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 341 Raven Circle Street, Wyoming, Kent County, Delaware 19934. The name of its registered agent at such address is Corporations USA, LLC.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

This Company is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Company has authority to issue is 200,000,000 with par value of $0.001 per share.

ARTICLE V

The name and mailing address of the incorporator are as follows:

Ming Lin
521 5th Avenue, Suite 1712
New York, NY 10175

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter, amend or repeal the bylaws of the Company.

ARTICLE VII

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.

ARTICLE VIII

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Company shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership. joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

Except as provided in Article VIII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.